 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Atomera Incorporated (f/k/a Mears Technologies, Inc.) on Form S-1 of our report dated June 17, 2016 with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2015 and 2014 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 30, 2016